Exhibit 2.1

This Stock Purchase Agreement (the “Purchase Agreement”) contains representations and warranties that CardioNet, LLC, the Mednet entities and the Seller made to each other.  These representations and warranties were made only for the purposes of the Purchase Agreement and solely for the benefit of the parties as of specific dates, may be subject to important limitations and qualifications agreed to by the parties and included in confidential disclosure schedules provided by the Seller to CardioNet in connection with the signing of the Purchase Agreement, and may not be complete.  Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Purchase Agreement by the Company with the Securities and Exchange Commission.  Accordingly, you should not rely upon the representations and warranties contained in the Purchase Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, the parties.

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

CARDIONET, LLC,

MEDNET HEALTHCARE TECHNOLOGIES, INC.,

HEARTCARE CORPORATION OF AMERICA, INC.,

UNIVERSAL MEDICAL, INC.,

UNIVERSAL MEDICAL LABORATORY, INC.

and

FRANK MOVIZZO

Dated January 31, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 THE CLOSING; PURCHASE AND SALE OF COMPANY CAPITAL STOCK		9

2.1	Purchase and Sale of Company Stock	9
2.2	Purchase Price	9
2.3	Payment of Cash Purchase Price and Stock Consideration	9
2.4	The Closing	9
2.5	Closing Deliverables	9
2.6	Release of Holdback Amount	11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		11

3.1	Organization; Corporate Power and Authorization	11
3.2	Binding Effect and Noncontravention	11
3.3	Broker Fees	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER		12

4.1	Organization; Corporate Power and Authorization	12
4.2	Binding Effect and Noncontravention	12
4.3	Title to Shares	13
4.4	Capitalization	13
4.5	Financial Statements	13
4.6	Absence of Certain Changes	14
4.7	Tangible Assets	16
4.8	Compliance with Laws	16
4.9	Tax Matters	16
4.10	Environmental Matters	18
4.11	Intellectual Property	18
4.12	Real Estate	20
4.13	Litigation	21
4.14	Employee and Labor Relations	21
4.15	Employee Plans	22
4.16	Employees	23
4.17	Affiliate Transactions	23
4.18	Insurance	23
4.19	Contracts	24
4.20	Healthcare Regulatory Compliance	25
4.21	Broker Fees	27
4.22	Material Payors	27
4.23	Illegal Payments	27
4.24	Banking and Brokerage Accounts	28
4.25	Transaction Expenses	28
4.26	Indebtedness	28
4.27	Investment Representations	28
4.28	Material Information	28

ARTICLE 5 COVENANTS AND OTHER AGREEMENTS		29

ii

5.1	Further Assurances	29
5.2	Public Announcements; Confidentiality	29
5.3	Employee Matters	29
5.4	Tax Matters	30
5.5	Noncompetition and Nonsolicitation	31
5.6	Payment of Transaction Expenses	32
5.7	Restriction on Transfer of Stock Consideration	32

ARTICLE 6 INDEMNIFICATIONS; SURVIVAL		32

6.1	Indemnification by the Seller	32
6.2	Indemnification by Purchaser	33
6.3	Other Indemnification Terms	33
6.4	Termination of Indemnification	34
6.5	Procedures Relating to Indemnification	34
6.6	Survival of Representations and Warranties	35
6.7	Right of Set-off	36

ARTICLE 7 MISCELLANEOUS		36

7.1	Expenses	36
7.2	Governing Law	36
7.3	Jurisdiction; Service of Process	36
7.4	Waiver of Jury Trial	36
7.5	Attorneys’ Fees	36
7.6	Waiver; Remedies Cumulative	37
7.7	Notices	37
7.8	Assignment	38
7.9	No Third-Party Beneficiaries	38
7.10	Amendments	38
7.11	Construction	38
7.12	Entire Agreement	38
7.13	Severability	38
7.14	Specific Performance	39
7.15	Release	39
7.16	Counterparts; Facsimile	39

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 31, 2014, by and among CardioNet, LLC, a Delaware limited liability company (“Purchaser”), Mednet Healthcare Technologies, Inc., a New Jersey corporation (the “Mednet”), Heartcare Corporation of America, Inc., a New Jersey corporation (“HCA”), Universal Medical, Inc., a New Jersey corporation (“Universal Medical”), Universal Medical Laboratory, Inc., a New Jersey corporation (“Universal Laboratory,” and together with Mednet, HCA and Universal Medical, each a “Company” and together the “Companies”), and Frank Movizzo, an individual and the sole shareholder of the Companies, (the “Seller”).  Purchaser, the Companies and the Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Certain capitalized terms which are used herein are defined in Article 1.

WHEREAS, as of the date hereof the Seller owns 100% of the capital stock of each of the Companies (collectively, the “Shares”); and

WHEREAS, the Seller wishes to sell the Shares to Purchaser, and Purchaser wishes to purchase the Shares from the Seller, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Action or Proceeding” means any action, suit, inquiry, claim, hearing, proceeding, arbitration, investigation, inquiry, or mediation by any Person, or any investigation or audit by any Government Entity.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agents” means, with respect to any Person, collectively, such Person’s directors, officers, managers, trustees, stockholders, members, partners, employees, counsel, accountants, financial advisors, consultants, lenders and independent contractors.

“Business” means the business of providing cardiac monitoring services for purposes of detecting and monitoring cardiac arrhythmias ordered through healthcare providers, including the sale of hardware and software products related thereto.

“Business Day” means any day that is (a) not a Saturday or Sunday or (b) a day on which banking institutions in New York, New York are required to be open.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule prepared and delivered by the Seller concurrently with the execution of this Agreement.

“Company Material Adverse Change” means any change, effect, matter, event, fact, condition, circumstance, occurrence or development that, individually or in the aggregate, is or would reasonably be expected to (a) be materially adverse to the Business, assets or properties (including intangible assets or properties), Liabilities, condition (financial or otherwise), operations or operating results or prospects of the Companies, in each case, taken as a whole, except any adverse effect that arises from or relates to: (i) changes generally affecting the United States economy that do not have a materially disproportionate impact on either one of the Companies or the industry in which one of the Companies conducts business, (ii) war, acts of terrorism or the outbreak of hostilities in the United States that do not have a materially disproportionate impact on any of the Companies, (iii) the taking of any action expressly required by this Agreement and the other agreements contemplated hereby, or (iv) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; or (b) materially impair the ability of the Companies or the Seller to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Company Plans” means each and all pension, retirement, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, severance, employment, consulting and other employee benefit or compensation arrangements, plans, contracts, policies or practices providing compensation or benefits to any employee, director, consultant and/or other similar service provider of any of the Companies, whether written or oral, including each and all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained or contributed to by any of the Companies, in which any Company participates or participated and which provides benefits to employees, directors, consultants, and/or other similar service providers of any of the Companies or in which any Company has any Liability thereunder.

“Contracts” means all executory contracts, agreements, subcontracts, indentures, notes, bonds (including surety bonds), loan or credit agreements, instruments, leases, subleases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or oral, which are legally binding.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Environmental Laws” means all currently existing federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where any of the Companies conducts the Business, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq.; the Solid Waste Disposal Act, as heretofore amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Act, as heretofore amended, 49 U.S.C. §1801, et seq.; the Clean Water Act, as heretofore amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as heretofore amended (42 U.S.C. §7401-7642); the Toxic Substances Control Act, as heretofore amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as heretofore amended, 7 U.S.C. §136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 as heretofore amended, 42 U.S.C. §11001, et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970, as heretofore amended, 29 U.S.C. §651, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that is a member of the same controlled group of corporations as any of the Companies, within the meaning of Section 414(b) of the Code, that is under common control with the Seller or any of the Companies, within the meaning of Section 414(c) of the Code, that is a member of the same affiliated service group as the Seller or any of the Companies, within the meaning of Section 414(m) of the Code, or that is otherwise required to be aggregated with the Seller or any of the Companies pursuant to Section 414(o) of the Code.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1, 3.2 and 3.3, 4.1, 4.2, 4.3, 4.4, 4.6(b)(i), 4.6(b)(ii), 4.9, 4.10, 4.15, 4.20, 4.21, and 4.27.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Governmental Healthcare Programs” shall mean “federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f).

“Healthcare Laws” means all applicable Laws, Governmental Healthcare Program conditions of participation, other legal requirements imposed by any Government Entity, and any judgment, decree, order, writ, or injunction of any Government Entity, concerning the licensure, certification, qualification, or operation of the Business, including, without limitation, to the extent applicable: (i) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or other federal and state health care programs; (ii) Laws regarding the professional standards of health care professionals; (iii) Laws governing patient confidentiality and privacy including, without limitation, Health Information Laws; (iv) Laws governing the corporate practice of medicine; (v) Laws governing home healthcare providers; and (vi) Laws relating to the federal Medicare or federal or state Medicaid statutes, Sections 1128 (exclusion), 1128A (civil monetary penalties), 1128B (false statements and kickbacks),  or 1877 of the Social Security Act  (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, and 1395nn),  the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347); and the respective regulations promulgated thereunder, or related regulations or other related or similar federal or state laws and regulations; (I) Laws imposed or enforced by the U.S. Department of Health and Human Services, (J) Laws imposed or enforced by any state Government Entity, and (K) any other Law to which any of the Companies is subject in providing home and community support service.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and its implementing regulations, as amended by the regulations promulgated pursuant to the Health Information Technology for Economic and Clinical Health Act (Division A, Title XIII and Division B, Title IV of Pub. L. No. 111—5) (which was part of the American Recovery and Reinvestment Act of 2009).

“Escrow Amount” means $700,000.

“Indebtedness” means, with respect to the Companies, the aggregate amount (including the current portion thereto), without duplication, of all the Companies’: (a) indebtedness for money borrowed from others, purchase money indebtedness (other than accounts payable in the ordinary course of business) and reimbursement obligations of any of the Companies with respect to letters of credit; (b) obligations evidenced by any note, bond, debenture, guaranty or other debt security; (c) obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business), whether represented by a note, earn-out or contingent purchase payment or otherwise; (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any of the Companies (even if the right and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) any obligation of the Companies under capital leases or synthetic leases with respect to which any of the Companies is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any of the Companies assures a creditor against loss; (f) all indebtedness or obligations secured by any Lien upon property owned by any of the Companies, even though the Company has not in any manner become liable for the payment of such indebtedness; (g) obligations on account of any severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement to which any of the Companies is a party, which Liability is payable or becomes due as a result of the Transactions contemplated hereby (whether or not such payment is conditioned solely upon the occurrence of such transactions or requires that other conditions also be met); (h) Liabilities with respect to interest rate swaps, collars, caps and similar hedging obligations; (i) any accrued but unpaid Taxes; (j) any accrued but unpaid bonuses; (k) negative cash-on-hand; (l) indebtedness and obligations of the type described above guaranteed in any manner by any of the Companies through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the ordinary course; and (m) all accrued but unpaid interest expense and all unpaid penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described above.

“Indemnified Person” means any Person claiming indemnification under any provision of Article 6.

“Indemnifying Person” means any Person(s) against whom a claim for indemnification is being asserted under any provision of Article 6.

“Intellectual Property” means: (i) all rights in Software; (ii) all patents, patent applications, and patent rights; (iii) all trade names, product names, brand names, trade dress, logos, packaging design, slogans, registered and unregistered trademarks and service marks and applications (the “Marks”); (iv) all copyrights in both published and unpublished works, including without limitation databases and computer programs, and all copyright registrations and applications; (v) all inventions and discoveries and invention disclosures (whether or not patentable), know how, trade secrets, and confidential or proprietary information; (vi) all internet domain names owned by any of the Companies or operated by any of the Companies in the conduct of their respective businesses; (vii) all goodwill associated with Marks and claims of infringement against third parties related to the intellectual property rights described in clauses (i) through (vi) above; and (viii) rights to claim priority including continuations, divisionals, continuations in part and other applications from any of the rights described in clauses (i) through (vi) above.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a)(ii).

“Interim Period” means with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Knowledge of the Company” means and shall be limited to the actual knowledge of Frank Movizzo, Christopher Keane, Steven Adamsky, Alla Adamsky and Joyce Dean, or such knowledge as such individuals should possess after due inquiry of the employees of the Company with direct responsibility for the particular matter in question.

“Law” means any law (both common and statutory), statute, rule, treaty, convention, directive, regulation, regulatory code (including, without limitation, guidance notes, circulars and decisions) or ordinance, or any other pronouncement or provision having the effect of law, of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Government Entity or self-regulated organization.

“Lease” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, to which any of the Companies is a party and pursuant to which any of the Companies uses or occupies or has the right to use or occupy any Leased Real Property.

“Leased Real Property” means, with respect to the Companies, the real property leased by any of the Companies as tenant, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Companies attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under any Law, Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, servitude, easement, right-of-way, option, right of first refusal, community property interest, conditional sale or installment contract or encumbrance of any kind.

“Loss” means any direct or indirect Liability, indebtedness, claim, loss, damage, Lien, deficiency, obligation, judgment, penalty, responsibility, costs or expenses (including reasonable attorneys’ fees and disbursements and the costs of litigation) of any nature, net of any reserves set forth on the books of the Company.

“Material Payor” means any customer, client or payor of the Companies that has accounted for gross revenues to the Companies of more than $50,000 during either of the years ended December 31, 2012 or December 31, 2013 and any other customer, client or payor of the Companies that the Companies reasonably anticipate will account for gross revenues to the Companies of more than $50,000 during the current fiscal year.

“Medicaid” means the applicable provisions of Title XIX of the Social Security Act, the regulations and guidance promulgated thereby, and the federal and state Laws implementing the Medicaid program.

“Medicare” means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereby.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, settlement agreements, rulings, regulatory restrictions, or other actions entered by, or with, any court or Government Entity, in each case whether preliminary or final.

“Permits” means all permits, licenses, certificates of need, certificates of occupancy, authorizations, registrations, franchises and other consents and approvals required by any Government Entity to lawfully operate the Business (including any pending applications for such permits, licenses, certificates, authorizations, registrations, franchises, consents and approvals).

“Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Companies’ books with respect thereto, (b) liens on security deposits or other similar cash deposits granted to landlords, sub-landlords, licensors or sub-licensors under real estate leases or rental agreements securing obligations that are not delinquent, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension or other social security programs mandated under applicable Laws, (d) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction arising in the ordinary course of business and securing obligations that are not delinquent, (e) zoning, entitlement, building and other similar restrictions which do not, individually or in the aggregate, impair the use of the assets to which they relate in the Business, or (f) those Liens set forth on Schedule 1.1.

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, firm, association, unincorporated organization, Government Entity or other entity.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes”  means all liability for Taxes for the Pre-Closing Tax Period and the Interim Period.  For purposes of calculating such liability for the Straddle Period, the portion of any Tax that is allocable to the Straddle Period shall be deemed to equal: (a) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Companies closed as of the close of such date; (b) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (c) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clause (a) or clause (b), the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

“Restricted Area” means the United States.

“Securities Act” means the Securities Act of 1933, as amended, supplement or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Software” means any computer program, operating system, applications system, firmware or software, including all object code, source code, technical manuals, user manuals, test scripts and other documentation therefor, whether in machine-readable form, programming language or any other language, and whether stored, encoded, or written on disk, tape, film, memory device, paper or other media, and any databases necessary in the use of the computer program, operating system, application, firmware or software.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Tangible Assets” means all furniture, fixtures, equipment (including motor vehicles), computers, office equipment and apparatus, tools, machinery and supplies.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign income, gross receipts, built-in gains, net passive income, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind, whatever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (i) being a “transferee” of another person, (ii) being a member of an affiliated, combined, consolidated or unitary group, or (iii) any contractual liability, and (c) any unclaimed property, including any amounts that escheat to the state.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

“Transaction Expenses” means all fees, costs, charges, expenses and obligations that are incurred by the Seller or the Companies in connection with or relating to the preparation for, and consummation of, the Transactions, including, without limitation, the fees, costs, charges, expenses and obligations relating to or arising out of:  (a) the preparation, negotiation and execution of this Agreement and the other Transaction Documents; (b) professional services provided by any tax or accounting advisor to the Seller or the Companies; (c) professional services provided by any investment banking services provided in connection with the Transactions; and (d) the procurement of those consents, waivers, approvals, authorizations and notices that are listed on Schedule 2.5(a)(iii).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” shall mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

ARTICLE 2
THE CLOSING; PURCHASE AND SALE OF COMPANY CAPITAL STOCK

2.1          Purchase and Sale of Company Stock.  At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase and accept from the Seller and the Seller shall sell, transfer, assign, convey and deliver to Purchaser, the Shares, free and clear of any and all Liens (other than Permitted Liens), for the consideration specified in Section 2.2.

2.2          Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Shares shall be an amount equal to $5,500,000 in cash (the “Cash Purchase Price”), plus 96,649 shares of unregistered common stock (the “Stock Consideration”) of Biotelemetry, Inc., a Delaware corporation and the sole member of Purchaser (“Parent”), plus the amount of any Indebtedness that remains outstanding as of the Closing.

2.3          Payment of Cash Purchase Price and Stock Consideration.  At the Closing, Purchaser shall (i) pay to the Seller, by wire transfer of immediately available funds to a bank account designated by the Seller to Purchaser in writing, an amount of funds equal to the Cash Purchase Price, less the Escrow Amount, and (ii) deliver the Stock Consideration to Seller.

2.4          The Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, P.A., 401 E. Las Olas Blvd., Suite 2000, Fort Lauderdale, Florida, at 12:01 a.m. local time.  The date on which the closing occurs shall be referred to in this Agreement as the “Closing Date”.

2.5          Closing Deliverables.

(a)           At the Closing, the Seller and the Companies, as applicable, shall deliver or cause to be delivered to Purchaser, in each case in the form and substance satisfactory to Purchaser:

(i)            evidence of the transfer of the Shares to Purchaser on the stock ledgers of the Companies;

(ii)           written resignations from each of the directors and officers of the Companies set forth on Schedule 2.5(a)(ii), each in form and substance satisfactory to Purchaser in its reasonable discretion;

(iii)          all third party consents, waivers, approvals, permits, amendments, or other instruments or documents, each in form and substance satisfactory to Purchaser in its reasonable discretion as are set forth on Schedule 2.5(a)(iii);

(iv)          an employment agreement, substantially in the form of Exhibit A attached hereto (the “Adamsky Employment Agreement”), duly executed by Steven Adamsky and Mednet;

(v)           an employment agreement, substantially in the form of Exhibit B attached hereto (the “Keane Employment Agreement”), duly executed by Christopher Keane and Mednet;

(vi)          an employment letter agreement, substantially in the form of Exhibit C attached hereto (the “Movizzo Employment Letter”), duly executed by Frank Movizzo and Mednet;

(vii)         the consent judgment, in the form of Exhibit D attached hereto, duly executed by Ratner Prestia in its capacity as attorney of record for the Companies, Medtel 24, Inc., Rhythmwatch LLC, and AMI Cardiac Monitoring, Inc.;

(viii)        a termination and waiver agreement, in form and substance reasonably satisfactory to Purchaser, terminating that certain Employment Agreement dated January 1, 2004, by and between Mednet and Christoper Keane, duly executed by Christopher Keane and Mednet;

(ix)          a termination and waiver agreement, in form and substance reasonably satisfactory to Purchaser, terminating that certain Employment Agreement dated January 1, 2003, by and between Mednet and Steven Adamsky, duly executed by Steven Adamsky and Mednet;

(x)           a certificate, dated as of the Closing Date, duly executed by the Secretary of each of the Companies, certifying as to: (A) the incumbency of the officers of such Company executing this Agreement and all agreements and documents contemplated hereby; and (B) resolutions duly adopted by the board of directors of such Company and minutes of the meeting of the shareholders of such Company authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(xi)          copies of the Articles of Incorporation of each of the Companies certified by the appropriate Governmental Entity as of a date as near as reasonably practicable to the Closing Date;

(xii)         a good standing certificate for each of the Companies for its jurisdiction of organization, dated as of a date as near as reasonably practicable to the Closing Date;

(xiii)        a certificate as to the non-foreign status of the Seller (in a form reasonably acceptable to Purchaser) pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations;

(xiv)        the minute books and records of the Companies; and

(xv)         such other documents or instruments in form and substance reasonably acceptable to Purchaser as Purchaser may deem reasonably necessary or as may be required to consummate the transactions contemplated hereby.

(b)           At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers:

(i)            the Cash Purchase Price;

(ii)           the Stock Consideration;

(iii)          a certificate, dated as of the Closing Date, duly executed by the Secretary of Purchaser, certifying as to: (A) the incumbency of the officers of Purchaser executing this Agreement all agreements and documents contemplated hereby; and (B) resolutions duly adopted by the board of managers or similar governing body of Purchaser authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(iv)          such other documents or instruments in form and substance reasonably acceptable to the Seller as the Seller may deem reasonably necessary or as may be required to consummate the transactions contemplated hereby.

2.6          Escrow; Release of Escrow Amount.  At the Closing, Purchaser shall deliver the Escrow Amount to Lurio and Associates, P.C., as temporary escrow agent (“Lurio”), pursuant to an escrow agreement entered into by and among Purchaser, Seller and Lurio.  Purchaser and Seller covenant and agree to use commercially reasonable efforts to transfer the escrow amount to an account (the “Escrow Account”) at a national banking institution mutually selected by the Seller and Purchaser in good faith to act as escrow agent (the “Escrow Agent”) pursuant to an escrow agreement to be entered into by and among the Seller, Purchaser and the Escrow Agent, in a form reasonably satisfactory to Purchaser (the “Escrow Agreement”).  Upon the final resolution and payment of all amounts (if any) due and owing by the Companies to Christian H Taconet, Jr. (“Taconet”) under that certain Appraisal Agreement and Mutual Release executed September 11, 2012 (the “Taconet Agreement”) by and among Mednet, Universal Medical, HCA and Taconet,  Purchaser and the Seller shall deliver a joint written instruction pursuant to the Escrow Agreement instructing the Escrow Agent to (a) pay to the Seller an amount equal to (i) the Escrow Amount, less (ii) any amounts to be paid by the Companies to Taconet pursuant to or in connection with the terms of the Taconet Agreement (the “Taconet Payments”), and (b) pay to Purchaser (or the Companies at the direction of Purchaser) the amount of the Taconet Payments. The Seller shall be responsible for all escrow fees payable in connection with the Escrow Account.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants that as of the date hereof and as of the Closing Date:

3.1          Organization; Corporate Power and Authorization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite limited liability company power and authority necessary to conduct its business as it is currently being conducted.  Purchaser has all requisite limited liability company power and authority to enter into, deliver and carry out its obligations pursuant to this Agreement and all other agreements, documents and instruments contemplated hereby (collectively, the “Transaction Documents”) to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.

3.2          Binding Effect and Noncontravention.

(a)           Each Transaction Document to which Purchaser is a party constitutes, or when executed will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies).

(b)           The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of the certificate of formation or operating agreement of Purchaser; (ii) cause the acceleration or modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which Purchaser is a party or is bound; (iii) result in a breach or violation by Purchaser of any of the terms, conditions or provisions of any Law applicable to Purchaser.

(c)           The shares representing the Stock Consideration will be, when issued, duly authorized, validly issued and non-assessable.

3.3          Broker Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents to which Purchaser is a party.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth under the corresponding section of the Company Disclosure Schedule delivered to Purchaser concurrently herewith, which Company Disclosure Schedule shall be deemed a part hereof, the Seller represents and warrants that as of the date hereof and as of the Closing Date:

4.1          Organization; Corporate Power and Authorization.

(a)           Each Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority necessary to conduct its business as it has been and is currently being conducted.  Each Company has all requisite corporate power and authority to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party and to consummate the transaction contemplated thereby.  Each Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such authorization is required, except where the failure to be so authorized or in good standing would not result in a Company Material Adverse Change.  Each Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Company and no other corporate proceeding on the part of such Company is necessary to authorize the Transaction Documents or the consummation of the transactions contemplated thereby.

(b)           Each Company has heretofore furnished to Purchaser a complete and correct copy of the Company’s articles of incorporation and bylaws, each as amended to date, and such charter documents are in full force and effect.

4.2          Binding Effect and Noncontravention.

(a)           Each Transaction Document to which the Seller is a party constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies).

(b)           Each Transaction Document to which any of the Companies is a party constitutes a valid and binding obligation of such Company enforceable against such Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies).

(c)           The execution, delivery and performance by the Seller of the Transaction Documents to which he is a party and the consummation of transactions contemplated thereby do not and shall not (with or without notice or lapse of time or both): (i) result in the imposition of any Lien upon any of the properties or assets of the Seller; (ii) cause the acceleration or modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller is bound; or (iii) result in a breach or violation by the Seller of any of the terms, conditions or provisions of any Law applicable to the Seller.

(d)           The execution, delivery and performance by each Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of such Company’s articles of incorporation of bylaws; (ii) result in the imposition of any Lien upon any of the properties or assets of such Company; (iii) cause the acceleration or modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which such Company is a party or by which such Company is bound; (iii) result in a breach or violation by such Company of any of the terms, conditions or provisions of any Law applicable to such Company; or (iv) except as otherwise set forth in Section 4.2 of the Company Disclosure Schedule, require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity.

4.3          Title to Shares.  The Seller holds of record, owns beneficially and has good and marketable title to all of the Shares set forth opposite the Seller’s name on Section 4.3 of the Company Disclosure Schedule, free and clear of any and all Liens (other than Permitted Liens).  Except as set forth on Section 4.3 of the Company Disclosure Schedule, the Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Shares.

4.4          Capitalization.

(a)           Section 4.4(a) of the Company Disclosure Schedule sets forth, with respect to each Company (i) the authorized shares of each class of capital stock of such Company (the “Company Capital Stock”) (ii) the issued and outstanding shares Company Capital Stock, (iii) the names of the holders of the Company Capital Stock, and (iv) the Company Capital Stock held by each such holder.  All of the issued and outstanding Company Capital Stock of each Company has been duly authorized, is validly issued, fully paid, and non-assessable, and is held of record and beneficially by the Seller as set forth on Section 4.4(a) of the Company Disclosure Schedule and has not been issued in violation of, and is not subject to, any preemptive or subscription rights.  Except as set forth on Section 4.4(a) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its Company Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Companies.  There are no voting trusts, proxies or other Contracts with respect to the voting of the Company Capital Stock of any Company.

(b)           None of the Companies owns or controls, directly or indirectly, any other equity or other ownership interest in any Person, including any securities convertible or exchangeable into or exercisable for equity or other ownership interests of any Person.

4.5          Financial Statements.

(a)           The Companies have furnished Purchaser with copies of the following financial statements (collectively, the “Financial Statements”):

(i)            the Companies’ unaudited balance sheets as of, and related statements of income and cash flows for the fiscal years ended, December 31, 2011 and 2012 together with all related notes and schedules thereto; and

(ii)           the Companies’ unaudited balance sheet as of December 31, 2013 (the “Interim Balance Sheet”), and related statements of income (the “2013 Income Statement”) for the fiscal year ended, December 31, 2013;

(iii)          the Companies’ unaudited balance sheet as of January 23, 2014;

(b)           The Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Companies as of the date thereof and the results of operations for the periods covered thereby.  Neither Seller nor any Company is a party to, or has a commitment to become a party to, any off-balance sheet arrangements.  No contest, claim, defense or right of setoff has been asserted relating to the amount or validity of the accounts receivable of any of the Companies.

(c)           None of the Companies has any Liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those, except for (i) Liabilities adequately reflected, accrued or expressly reserved for in line items on the Interim Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent (in scope and amount) with past practice, after the date of the Interim Balance Sheet which are not, individually or in the aggregate, material in amount or (iii) as disclosed on Section 4.5(c) of the Company Disclosure Schedule.

4.6          Absence of Certain Changes.  Since December 31, 2012, there has not been any event or change in the Companies or the Business that would result in a Company Material Adverse Change.  Except as set forth in Section 4.6 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, from December 31, 2012 to the date of this Agreement, (a) the Business has been conducted in the ordinary course and consistent with past practice, and (b) none of the Companies has:

(i)            redeemed or repurchased, or otherwise acquired, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock or, except in the ordinary course of business consistent with past practice, distributed any assets to any of its officers, directors, stockholders, Affiliates or other Agents;

(ii)           conducted its billing and collection of receivables other than in the ordinary course of business consistent with past practice (including, without limitation, through the acceleration of the collection of its receivables);

(iii)          issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities of the Company;

(iv)          amended its articles of incorporation, bylaws, or other organizational documents;

(v)           except in the ordinary course of business consistent with past practice, borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities;

(vi)          mortgaged, pledged or subjected to any Lien, other than a Permitted Lien, any portion of its assets;

(vii)         sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Seller or any Agents or Affiliates of such Company) any of its assets (whether tangible or intangible);

(viii)        entered into, amended, accelerated or terminated any Contract, taken any other action or entered into any other transaction involving more than $50,000, or outside of the ordinary course of business consistent with past practice;

(ix)          lost any significant referral source;

(x)           incurred any capital expenditures or any Liabilities in respect thereof, other than capital expenditures that do not exceed $25,000 individually or $50,000 in the aggregate;

(xi)          changed any methods of accounting, except as required by changes in GAAP as agreed to by the Company’s independent accountants;

(xii)         made or granted any bonus or increase in the compensation or benefits of any employee, director, consultant or similar service provider of the Company (other than in the ordinary course of business consistent with past practice);

(xiii)        adopted, increased, accelerated or modified the schedule of payments or benefits under any Company Plan for or with any of the employees, directors, consultants or similar service providers of the Company;

(xiv)        entered into or amended any employment, severance or similar Contract with any employee, director, consultant or similar service provider of the Company, or entered into any collective bargaining agreement;

(xv)         made any loan or advance to any Person, other than the extension of trade credit and advances to officers and other employees for reasonable travel and similar business expenses, in each case, in the ordinary course of business consistent with past practice;

(xvi)        instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company of more than $25,000 in the aggregate;

(xvii)       sustained any material damage to or destruction or loss of any property owned or used by the Company, whether or not covered by insurance, or waived or released any right of material value;

(xviii)      instituted or permitted any material change in the conduct of its business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(xix)        acquired any other business or entity or any significant portion or division thereof, whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

(xx)         committed to do any of the foregoing.

4.7          Tangible Assets.

(a)           The Companies have good, valid and marketable title to, or a valid leasehold interest in, the Tangible Assets reflected on the Interim Balance Sheet or acquired since the date thereof (other than assets disposed of in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet), free and clear of any and all Liens other than Permitted Liens.  The properties and assets reflected on the Interim Balance Sheet, together with assets licensed or leased by the Companies, constitute all of the assets (except for working capital requirements) necessary to conduct the Business as currently conducted and as currently planned to be conducted.

(b)           Except as described in Section 4.7(b) of the Company Disclosure Schedule, the Tangible Assets have been maintained in accordance with normal industry practice and are suitable for their current use, normal wear and tear excepted.

4.8          Compliance with Laws.  Except as set forth on Section 4.8 of the Company Disclosure Schedule, each Company has complied in all material respects with all applicable Laws and Orders.  No Company has received written notice alleging any violations of Laws, and there is not outstanding or, to the Knowledge of the Company, any threatened Orders of any Government Entities relating to or affecting any of the Companies or the Business.  No formal investigation or review by any Government Entity with respect to any Company is pending for which such Company has been notified or, to the Knowledge of the Company, threatened, nor has any Government Entity notified any Company of its intention to conduct the same.

4.9          Tax Matters.

(a)           Each of the Companies has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by the Companies have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  No Person responsible for Taxes of the Companies expects any taxing authority to assess any additional Taxes for any period for which a Tax Return has been filed.  None of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed any of the Companies by a taxing authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.  There are no jurisdictions in which any of the Companies does not file Tax Returns or pay Taxes that such Company would be required to file Tax Returns or pay Taxes.  None of the Companies has taken any uncertain tax positions which have not been reserved against in the Financial Statements as required by Financial Accounting Standards Board Interpretation No. 48.

(b)           The unpaid Taxes of the Companies did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements.  Since December 31 2012, none of the Companies has incurred any Liability for Taxes outside the ordinary course of business consistent with past practice.

(c)           No deficiencies for Taxes against the Companies have been claimed, proposed or assessed by any taxing authority.  There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Companies.  The Seller has delivered or made available to Purchaser complete and accurate copies of federal income and material state and local Tax Returns of the Companies and their respective predecessors for all Tax years ending on or after December 31, 2010.  No Company or any predecessor of a Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which has not been previously resolved.

(d)           There are no Liens or Taxes other than Permitted Liens on any assets of the Companies.

(e)           No Company (i) has agreed, nor is it required, to make any adjustment under Section 481(a) on the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date; (ii) has made an election, nor is it required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; (iii) owns any property that is subject to a “section 467 rental agreement” as defined in Section 467 of the Code; (iv) has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law); or (v) has made any of the foregoing elections nor is it required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f)            There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any Company, and, after the Closing Date, no Company shall be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g)           No Company has been a member of an affiliated group filing a consolidated federal income Tax Return.  The Companies do not have any material liability for the Taxes of any Person (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h)           Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  No Company has a non-accountable expense reimbursement arrangement with the meaning of Treasury Regulation Section 1.62-2(c).

(i)            No Company has or had a permanent establishment in any foreign country and no Company engages or has engaged in a trade or business in any foreign country.

(j)            No Company has had any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in section 168(i)(1) of the Code.

(k)           No Company has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and no stock of any Company has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

(l)            No taxing authority is asserting or to the Knowledge of the Company is threatening to assert a claim against any Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

(m)          As of the date of this Agreement each Company has paid all estimated Taxes for all Tax periods which it is required to have paid representing 100% of the Taxes for such Tax periods.

(n)           No Company has entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b).  If any Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(o)           No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting or percentage of completion method of accounting; (iv) an election under Section 108(i) of the Code; (v) prepaid amount received on or prior to the Closing Date or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law).

(p)           Each Company has made (i) a valid election to be treated as an “S corporation,” as that term is defined in Section 1361(a) of the Code, for federal income tax purposes for all taxable periods since formation through the Closing Date and (ii) a similar valid election under the laws of each jurisdiction, as applicable, in which the Company is obligated to file income or franchise Tax Returns or any other applicable jurisdiction. All such elections are currently and have since formation, been in effect and each Company has made available to Purchaser a complete and accurate copy of the Internal Revenue Service letter of acceptance for such federal election currently in effect. The Company is not subject to the provisions of Section 1374 of the Code.

(q)           The Seller is not a foreign person within the meaning of Section 1445 of the Code.

4.10        Environmental Matters.  Each of the Companies is, and for the previous four (4) years has been, in material compliance with all applicable Environmental Laws.  No Company has received written notice of violations or Liability arising under any Environmental Laws and there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened, against any Company under any Environmental Law.  To the Knowledge of the Company, there are no current circumstances or conditions arising out of or relating to the operation of the Business or the Leased Real Property which could reasonably be expected to give rise to Liability of the Companies under any Environmental Laws.  Each Company has made available to Purchaser all environmental assessments, reports, audits, investigations or analysis in his possession or control relating to the Leased Real Property.

4.11        Intellectual Property.

(a)           Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, (i) no Company owns, nor in the past three (3) years has owned, any title, rights or interest (other than as a licensee), to or in any patents, patent applications, registered copyrights or copyright registrations, and (ii) neither the Seller nor any of his Affiliates (other than the Companies) owns any Intellectual Property used in the Business.

(b)           Section 4.11(b)(i) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all applications and registrations for Intellectual Property used in the Business.  Except as set forth in Section 4.11(b)(ii), the Company owns all right, title and interest in and to all such applications and registrations for Intellectual Property used in the Business. To the Knowledge of the Company, all current and former employees and contractors of the Companies who have made a technical or other inventive contribution to any technology used or proposed to be used in connection with the Business have executed enforceable contractual obligations that assign to one of the Companies all of such Person’s respective rights, including rights in Intellectual Property relating to such technology. Each item of Intellectual Property set forth in Section 4.11(b)(i) is subsisting, and to the Company’s Knowledge, valid and enforceable. In addition, each item of Intellectual Property set forth in Section 4.11(b)(i) is currently in compliance with all applicable Laws (including, in the case of patents and patent applications, payment of filing, examination, and maintenance fees, listing all proper inventors, providing to relevant patent offices all required disclosure of prior art and other facts that are material to patentability, and proofs of working or use).

(c)           Section 4.11(c) of the Company Disclosure Schedule sets forth a true, complete, and accurate list of all Intellectual Property licensed by the Companies from a third party (other than licenses of mass-marketed software).

(d)           Except as expressly disclosed on Section 4.11(d) of the Company Disclosure Schedule:

(i)            the conduct of the business of the Companies, the Intellectual Property of the Companies, and the past or current uses of the Intellectual Property of the Companies, do not infringe upon, conflict with, misappropriate, or violate any Intellectual Property rights or any other proprietary right of any other Person, and no claim or demand has been made to the Companies or the Seller that the conduct of the Business, the Intellectual Property of the Companies, or the past or present use of the Intellectual Property of the Companies, infringes upon any Intellectual Property rights or any other proprietary right of any other Person;

(ii)           with respect to each item of Intellectual Property owned by each of the Companies, such Company is the sole and exclusive owner of all right, title, and interest in and to such Intellectual Property, free and clear of all Liens (other than Permitted Liens), without any conflict with, or infringement on, the rights of any Person;

(iii)          with respect to each item of Intellectual Property licensed by each Company, such Company has valid and enforceable licenses to use such Intellectual Property in the continued operation of its Business as currently conducted pursuant to the terms of the license agreement governing the use of such Intellectual Property;

(iv)          no Company has granted any license, sub-license or option with respect to any Intellectual Property used in the Business;

(v)           each Company has taken all commercially reasonable measures to maintain the confidentiality of the processes and formulae, research and development results, and other know-how or trade secrets of such Company, the value of which to such Company is contingent upon maintenance of the confidentiality thereof;

(vi)          the Intellectual Property owned by each Company has not been adjudged by a court of competent jurisdiction, arbitrator, or other Government Entity as, and to the Knowledge of the Company, no claim or demand has been made or is pending alleging that any such Intellectual Property is, invalid or unenforceable or not exclusively owned by such Company, and to the knowledge of the Company, no item of Intellectual Property is invalid, or procured through inequitable conduct;

(vii)         to the Knowledge of the Company, no Person is engaging or has engaged in any activity that infringes upon any Company’s Intellectual Property rights or any other proprietary right of such Company in its Intellectual Property;

(viii)        each license governing the use of the licensed Intellectual Property is valid and enforceable as against the applicable Company, and, to the Knowledge of the Company, all other parties thereto, binding on such Company and, to the Knowledge of the Company, all other parties thereto, and in full force and effect as against such Company and, to the Knowledge of the Company, the other parties thereto;

(ix)          no Company is, and to the Knowledge of the Company, no other party to any license of the licensed Intellectual Property is, in material breach thereof or default thereunder;

(x)           neither the execution of this Agreement nor the consummation of the Transactions shall create an Lien upon the Companies’ Intellectual Property, render any Contract governing the Companies’ rights to Intellectual Property invalid, unenforceable, or not binding with respect to the Companies or any other parties thereto, or constitute, with or without notice or the passage of time or both, a breach, violation, or default, or give rise to any right of termination, modification, cancellation, suspension, limitation, revocation, or acceleration of, or prepayment or increased payment for, or otherwise in any way affect the terms or conditions governing, the Companies’ rights in any Intellectual Property; and

(xi)          the Companies comply and have complied, in all material respects, with all applicable Laws, applicable contractual obligations, and any external published or posted company policies, notices and disclosures, and any internal privacy and information security policies governing the collection, sharing, processing, use, safeguarding and destruction of information that is personal, personally identifiable or subject to regulation by applicable Law or contractual obligation (“Personal Information”), and have not received any written notice or claim alleging a breach or violation of the same. There has not been any security breach or unauthorized access of any system of the Companies or of any third party service provider on which any Personal Information or confidential business information resides or through which such information is processed. No Company has provided, or has been required by any Law or contractual obligation to provide, any notice of any security breach or unauthorized acquisition or access of Personal Information of the Companies to any Person.

4.12        Real Estate.

(a)           Owned Property.  No Company currently owns, nor has ever owned, any real property.

(b)           Leased Property.  Section 4.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the Leases for Leased Real Property that any Company leases or subleases from any other Person, including the current rental amount under each Lease.  Complete and accurate copies of the Leases have previously been delivered to Purchaser.  With respect to Leases listed on Section 4.12(b) of the Company Disclosure Schedule, the applicable Company (A) has a valid leasehold interest, free and clear of any and all Liens (except Permitted Liens) and (B) the Lease is valid, binding and enforceable in accordance with its terms.  Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, none of the Companies, nor, to the Knowledge of the Company, any other party, is in default in any material respect with respect to any of the Leased Real Property, and there are no outstanding material breaches, defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Lease.  Each parcel of the Leased Real Property is suitable for its current use.  Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, each Company has properly exercised within the time prescribed in any Lease to which it is a party any option provided therein to extend or renew the Lease term.

4.13        Litigation.  Section 4.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all pending Actions or Proceedings (a) by or against any of the Companies or that otherwise relate to or may affect the Business or any of the properties or assets owned, leased or operated by the Companies, (b) to the Knowledge of the Company, by or against any of the directors, officers or managers of any of the Companies in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  To the Knowledge of the Company, no other such Action or Proceeding has been threatened.  The Companies have delivered to Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Actions or Proceedings.  No Company is currently operating under or subject to any Order or any Government Authority.

4.14        Employee and Labor Relations.

(a)           Each Company is in material compliance with all Laws governing the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

(b)           No Company is a party to a collective bargaining agreement or otherwise bound to a collective bargaining agreement or any Contract relating to similar matters.  No application or petition for an election of or for certification of a collective bargaining agent relating to any of the Companies is pending as of the date of this Agreement.

(c)           There has not been any strike, slowdown, work stoppage or lockout involving the any Company.  To the Knowledge of the Company, there has been no union organizing, election or other activities made or threatened at any time by or on behalf of any union, works council or other labor organization or group of employees with respect to any employees of any of the Companies.  There is no union, works council, or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Transactions.

(d)           Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, there is no unfair labor practice charge or complaint against any of the Companies pending before the National Labor Relations Board or similar Government Entity and no such charge or complaint has been made against any Company since January 1, 2011.  There has been no charge of discrimination filed against any of the Companies with the Equal Employment Opportunity Commission or similar Government Entity during the last three years prior to the date hereof.

(e)           No Company has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to Purchaser.  Section 4.14(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all individuals whose employment with any of the Companies has terminated during the ninety (90) day period prior to the date of this Agreement.

4.15        Employee Plans.

(a)           Set forth in Section 4.15(a) of the Company Disclosure Schedule is a complete and correct list of each Company Plan.  The Companies have made available to Purchaser, to the extent applicable, with respect to each Company Plan (i) the plan document and all amendments thereto (or, in the case of any unwritten Company Plan a written summary thereof), (ii) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof, (iii) the trust agreement, (iv) the three (3) most recent Form 5500 Annual Reports, (v) non-discrimination testing results on each Company’s 401(k) Plan for the three (3) most recent plan years, (vi) for each Company Plan which is intended to be a “qualified plan” under Section 401 of the Code, the most recent determination letter received from the IRS, and (vii) all related Contracts, insurance Contracts, and other Contracts by which such Company Plan is established, operated, administered, or funded.  No Company has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

(b)           Other than the other Companies, neither the Seller nor any Company has any ERISA Affiliates.

(c)           Each Company Plan complies in form and has at all times been maintained and operated, in all material respects, in accordance with the requirements of all applicable Laws, including ERISA and the Code, if applicable, and each Company Plan has been maintained and operated in accordance with its terms.

(d)           All required reports and descriptions (including, without limitation, Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed with the appropriate Government Entities and distributed appropriately to participants and beneficiaries with respect to each Company Plan.  The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), including without limitation the notice and continuation of coverage requirements, have been satisfied with respect to each Company Plan that is an Employee Welfare Benefit Plan and that is subject to such requirements.

(e)           All contributions (including all employer contributions and employee salary reduction contributions) that are required to have been made by applicable Law or by the terms of the applicable plan have been timely paid to each Company Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been either made to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Companies.  All premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Company Plan that is an Employee Welfare Benefit Plan.

(f)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable IRS determination letter, and there are no facts or circumstances that have affected or are likely to affect the qualified status of such Company Plan.  None of the Company Plans are, and no Company has any Liability (including current or potential withdrawal Liability) with respect to, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA.  Except as required by COBRA, none of the Company Plans provide for or promise retiree medical, disability, or life insurance benefits.  No Company Plan is (i) a defined benefit plan or subject to Section 412 of the Code or Title IV of ERISA or (ii) a self-insured group health plan.

(g)           Except as set forth on Section 4.15(g) of the Company Disclosure Schedule, there has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) and no “reportable event” (within the meaning of ERISA § 4043) has occurred, with respect to any Company Plan.  No “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.  No Action or Proceeding with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending, threatened, or anticipated.  To the Knowledge of the Company, there is no basis for any such Action or Proceeding.

(h)           Except as specified on Section 4.15(h) of the Company Disclosure Schedule, (i) no Company is, nor will be, obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual from the Company; and (ii) the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by any Company being classified as an excess parachute payment under Section 280G of the Code.

(i)            Each Company Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code (each, a “Section 409A”) is and has been operated in compliance with the provisions of Section 409A of the Code and Treasury Regulations promulgated thereunder.

4.16        Employees.  Section 4.16 of the Company Disclosure Schedule contains a complete and accurate list as of January 1, 2014 of (a) the employees employed by the Company that earn, on an annualized basis, greater than $50,000 per annum and such employees date of hire, and (b) the rate of all compensation paid by the Company to each such employee in calendar year 2013 (including, without limitation, any bonus, contingent or deferred compensation related to calendar year 2013).  To the Knowledge of the Company, no employee listed on Section 4.16 of the Company Disclosure Schedule has indicated an intention to terminate his or her employment with the Company.

4.17        Affiliate Transactions.  Except as set forth on Section 4.17 of the Company Disclosure Schedule, no officer, director, employee, shareholder or Affiliate of the Seller, any of the Companies or any individual related by blood, marriage or adoption to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with any of the Companies or has any material interest in any material assets or property used by the Companies.

4.18        Insurance.  Section 4.18 of the Company Disclosure Schedule sets forth a list of each insurance policy currently maintained by any of the Companies (the “Insurance Policies”), which policies are in full force and effect and provide insurance in such amounts and against such risks as such Company reasonably has determined to be prudent in accordance with the conduct of its business.  All premiums due and payable on the Insurance Policies have been paid in full by the applicable Company, and each Company is in compliance in all material respects with the terms and conditions of each Insurance Policy.  Except as set forth on Section 4.18 of the Company Disclosure Schedule, no Company has received written notice of any premium increase (other than consistent with past practice) under, cancellation or termination of, or intent to cancel, any Insurance Policy.  There are no claims pending under any Insurance Policy as to which the insurer has denied liability or is reserving its rights.  To the Knowledge of the Company, the Insurance Policies will remain in full force and effect and will not in any way be affected by or terminate by reason of the Transactions.

4.19        Contracts.  Section 4.19 of the Company Disclosure Schedule identifies a list, as of the date of this Agreement, of each of the following Contracts (collectively, the “Material Contracts”):

(a)           any Contract under which any of the Companies: (i) sold or purchased products or services pursuant to which the aggregate of payments due to or from the Companies; or (ii) anticipates selling or purchasing products or services; and in which the aggregate payments due to or from the Companies pursuant to such Contract is expected to equal or exceed $20,000;

(b)           Contracts relating to joint ventures or partnerships involving any of the Companies;

(c)           Contracts containing covenants of any of the Companies prohibiting or materially limiting the right to compete in any line of business or prohibiting or restricting any of their ability to conduct business with any Person or in any geographical area;

(d)           Contracts relating to the acquisition by any of the Companies of any operating business, the capital stock or equity securities of any other Person or, except for inventory and Tangible Assets acquired in the ordinary course of business consistent with past practice, any other assets or property (real or personal) for a purchase price of more than $50,000 individually (or in the aggregate, in the case of any related series of Contracts);

(e)           Contracts with a physician, an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any Contract with a pharmacy or any other supplier of medical products to patients of any of the Companies;

(f)            Contracts with an entity in which a referring physician (as that term is defined in 42 U.S.C. § 1395nn(h)(7)) or a referring physician’s immediate family member has an ownership or investment interest;

(g)           Contracts requiring the payment by any of the Companies of a royalty, override or similar commission or fee of more than $25,000 in any one year;

(h)           any Contract relating to Indebtedness;

(i)            Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of Liabilities or performance of obligations of any other Person by any of the Companies;

(j)            Contracts and other agreements pursuant to which any Person has granted to any of the Companies or has been granted by any of the Companies the right to use or purchase any Tangible Assets or Intellectual Property and involving the payment of amounts in excess of $25,000 in any one year (individually or, in the aggregate, in the case of any related series of Contracts);

(k)           distributor, agency, dealer, sales representative, advertising or marketing contracts of any of the Companies;

(l)            all powers of attorney granted by any of the Companies;

(m)          Contracts between any of the Companies and any of its Affiliates;

(n)           all indentures, mortgages, promissory notes, loan agreements, pledge agreements, conditional sale agreements, guarantees or other Contracts of the Companies for the borrowing of money, for a line of credit, or for a capital lease;

(o)           Contracts of any Company with respect to the lending or investing of funds; and

(p)           any other Contract which is material to the Companies.

The Companies have made available to Purchaser complete and accurate copies of all of the Material Contracts.  With respect to each Material Contract, as of the date of this Agreement: (a) such Contract is legal, valid, binding, enforceable and in full force and effect with respect to each Company which is a party thereto in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies); (b) the applicable Company and, to the Knowledge of the Company, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract as of the date hereof; (c) the applicable Company is not, nor, to the Knowledge of the Company, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by such Company or, to the Knowledge of the Company, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Lien on any of the shares or interests or any of the properties or assets of the Companies under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has such Company given or received notice or other communication alleging the same; and (d) no party has repudiated any portion of the Contract and no party to the Contract has provided a written notice that it does not intend to renew it at the end of its current term if such Contract provides for notice of non-renewal.

4.20        Healthcare Regulatory Compliance.

(a)           Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, there is no Action or Proceeding pending or, to the Knowledge of the Company, threatened against any of the Companies or any of their respective officers, managers, directors (or Persons performing similar functions), agents or employees, and no Company nor any of their respective Agents is involved in or subject to, directly or indirectly, any investigation by or with any Government Entity relating to any of the Permits, Governmental Healthcare Programs (including but not limited to, Medicare or Medicaid) or any state-sponsored reimbursement program (“State Program”), provider agreement or other approval by a Government Entity required, or alleged by such Government Entity to be required, under any Healthcare Laws for the operation of the Business or the Companies’ proposed business activities.

(b)           Each Company has conducted and is conducting its business and operations in compliance with, and none of the directors, managers, and executive officers of such Company nor, to the Knowledge of the Company, any of such Company’s employees or Agents, has been or is engaged in any activity that would constitute a violation of, any applicable Healthcare Law or any material requirements of any Contracts between such Company and any third-party payor.  Without limiting the generality of the foregoing:

(i)            there is no Action or Proceeding pending or, to the Knowledge of the Company, threatened, alleging noncompliance with, or otherwise involving, any Healthcare Laws against any Company;

(ii)           except as set forth on Section 4.20(b)(ii) of the Company Disclosure Schedule, no Company (A) is a party to a corporate integrity agreement, a deferred prosecution agreement, or similar government-mandated compliance program or agreement, (B) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Government Entity, or (C) has not been served with nor received any search warrants, subpoenas, or civil investigative demands from any Government Entity related to its business operations; and

(iii)          except as set forth on Section 4.20(b)(iii) of the Company Disclosure Schedule, no Company (A) has received any notice of denial of payment, recoupment, or overpayment, set-off, penalty or fine from any Governmental Healthcare Programs, or any other third-party payor, with respect to the services provided by such Company prior to the Closing (collectively, “Recoupment Claims”), or (B) has outstanding overpayments or refunds due to Governmental Healthcare Programs or any other third-party payor or patient that is in excess of $30,000 in the aggregate.  To the Knowledge or the Company, there is no basis for any Recoupment Claims based upon claims or bills submitted or to be submitted in connection with services rendered by any of the Companies.

(c)           Each Company is a “Covered Entity” as those terms are defined and used under HIPAA.  Each Company is in material compliance with HIPAA and all applicable Laws relating to the privacy, security, and transmission of health information (collectively, “Health Information Laws”) with regard to its operations and the services it provides and with regard to any and all health plans maintained for the benefit of such Company’s employees.  The Companies have made available to Purchaser copies of policies and procedures and any and all other materials related to compliance with the Health Information Laws.  The format and transmission of information in the course of the transactions conducted by each Company meets the standards set forth and referenced in the Health Information Laws.  No Company has received any notice from any Person, including any Government Entity, regarding its or any of its Agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information in violation of any applicable Health Information Law.  To the Knowledge of the Company, there is no misuse, improper disclosure or security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) or state Laws, as applicable), involving individually identifiable health-related information, including electronic individually identifiable health-related information, held by any of the Companies or any of their respective Agents that has not been remedied as required by applicable Law.  To the extent required under the Health Information Laws, each Company is a party to compliant business associate agreements with all appropriate parties in accordance with such Health Information Laws.

(d)           No Company nor, to the Knowledge of the Company, any of such Company’s current or former Agents (at the time of, in connection with, arising from, or otherwise related to such Agents’ employment or retention by, or representation of, such Company) nor any officer, manager, director (or Persons performing similar functions), or employee: (i) has been convicted of, charged with, or entered into any settlement or reformation agreement with any Government Entity to avoid conviction of, any violation of any Law related to any Governmental Healthcare Programs or State Program, (ii) has been charged with or convicted of any violation of Healthcare Laws, (iii) is excluded, suspended, or debarred from participation, or has received a notice of their exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate, in Governmental Healthcare Programs or State Program, (iv) has been charged with or convicted of, or entered into any settlement or reformation agreement with any Government Entity to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder, or (v) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e)           A complete and accurate list of all Permits is set forth on Section 4.20(e) of the Company Disclosure Schedule.  All Permits of the Companies are in full force and effect, no violations with respect to such Permits have occurred or, to the Knowledge of the Company, are or have been recorded and no Action or Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit.  Each Company has conducted its business in compliance with all terms and conditions of the Permits.  No suspension, revocation or cancellation of any Permit is pending, or to the Knowledge of the Company, threatened.  Except as set forth in Section 4.20(e) of the Company Disclosure Schedule, no Permits of the Companies will be suspended, revoked or cancelled as a result of the Transactions and such Permits will continue to be in full force and effect after the Closing.  No Company is relying on any exemption from or deferral of any Law or Permit that would not be available to such Company after the Closing.  No Company has  (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, supplier, governmental employee, physician, hospital representative or other Person in a position to assist or hinder such Company in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Law or (ii) maintained any unrecorded fund or asset of such Company for any improper purpose or made any false entries on its books and records for any reason.

4.21        Broker Fees.  Neither the Seller nor any of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

4.22        Material Payors.

(a)           Set forth in Section 4.22(a) of the Company Disclosure Schedule is a complete list of each Material Payor, including the aggregate gross revenues to the Companies generated by each such Material Payor during the years ended December 31, 2012, and December 31, 2013.

(b)           Except as set forth in Section 4.22(b) of the Company Disclosure Schedule, no Company has received any notice, whether written or oral, from any Material Payor to the effect that such Material Payor will stop or materially decrease the rate of or change the terms (whether related to payment, price or otherwise) with respect to, purchasing services from such Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Further, except as set forth on Section 4.22(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no Material Payor presently intends to deliver any such notice.

4.23        Illegal Payments.  None of the Companies, the Seller, the Affiliates of the Companies or the Seller nor, to the Knowledge of the Company, any of their respective Agents or immediate family members has (a) used any funds of any of the Companies for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any payment in violation of applicable Laws to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any payment or offer of payment to any healthcare provider or supplier, an existing or potential patient or client of any of the Companies, or any other Person in violation of any applicable Healthcare Law, or (d) made any other payment in violation of applicable Laws.

4.24                        Banking and Brokerage Accounts.  Section 4.24 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any of the Companies has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, safe deposit box, and relationship, indicating in each case the account number and the names of the Agents of the Companies having signatory power with respect thereto.

4.25                        Transaction Expenses.  Section 4.25 of the Company Disclosure Schedule sets forth all Transaction Expenses, the recipients of such Transaction Expenses and the amounts to be received by each such recipient on account of Transaction Expenses.

4.26                        Indebtedness.  Section 4.26 of the Company Disclosure Schedule sets forth any and all Indebtedness as of the date hereof (including the amounts outstanding as of January 23, 2014).

4.27                        Investment Representations.

(a)                                 The Seller is acquiring the Stock Consideration for his own account for investment purposes and not with a view of the distribution of the Stock Consideration.  The Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his/her/its investment in the Stock Consideration. The Seller is an “accredited investor” as defined in Rule 501 of the Securities Act of 1933, as amended.  The Seller will not, directly or indirectly, dispose of the Stock Consideration except in compliance with applicable federal and state securities laws.

(b)                                 The Seller understands that the Stock Consideration issued to it is not registered under the Securities Act of 1933 on the basis that the issuance of such Stock Consideration to Seller under the terms of this Agreement is exempt from registration under the Securities Act of 1933, and that Parent’s reliance on such exemption is predicated in part on the representations set forth in this Section 4.27.  Seller further understands that the Stock Consideration issued to him constitutes “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933 and may not be sold, pledged, or otherwise disposed of unless they are subsequently registered under the Securities Act of 1933 and applicable state securities laws or unless an exemption from registration is available.

(c)                                  Seller understands that no public market now exists for the Stock Consideration and acknowledges that none of Purchaser, Parent nor any Affiliate of Purchaser or Parent has made any assurance that a public market will ever exist for the Stock Consideration.

4.28                        Material Information.  All factual information furnished by or on behalf of the Companies or the Seller to Purchaser for purposes of or in connection with this Agreement does not contain any untrue statement of a material fact and taken together with all of such other information, is not incomplete by omitting to state any material fact necessary to make such information not misleading.  To the Knowledge of the Company, there is no fact which, individually or in the aggregate, has, or could reasonably be expected to cause, a Company Material Adverse Change, which fact has not been set forth herein, in the Financial Statements or in any certificate, opinion or other written statement made or furnished by the Seller or any Company to Purchaser.

ARTICLE 5
COVENANTS AND OTHER AGREEMENTS

5.1                               Further Assurances.  From and after the Closing, Purchaser, each of the Companies and the Seller shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.

5.2                               Public Announcements; Confidentiality.

(a)                                 The Seller shall not make, or permit any Agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement, the other Transaction Documents or the Transactions without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or Order, in which case the Party required to make the release or announcement shall allow Purchaser reasonable time to comment on such release or announcement in advance of such issuance.

(b)                                 From and after the Closing, Seller shall, and shall cause his Affiliates to, hold, and shall use reasonable best efforts to cause his or their respective Agents to hold, in confidence any and all information, whether written or oral, concerning the Companies and the Business, including confidential matters consisting of “know-how,” trade secrets, customer lists, details of Contracts, pricing policies, operational and service methods, sales data, marketing plans or strategies, service development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects and inventions and projects of each of the Companies (collectively, “Confidential Information”), except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of his Affiliates or their respective Agents; or (b) is lawfully acquired by Seller, any of his Affiliates or their respective Agents from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Agents are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without limiting the generality of the foregoing, the Parties expressly acknowledge and agree that the material terms of this Agreement (including the amount of the Purchase Price) constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by Purchaser, Seller agrees not to, and agrees to use its commercially reasonable efforts to cause its Agents not to, disclose such terms to any Person, except to the extent required by Law, in which case the non-disclosing parties will be given as much advance notice as reasonably possible with respect to the nature of such required disclosure.

5.3                               Employee Matters.  Nothing contained in this Agreement shall (a) amend, modify or create or be deemed to amend, modify or create any Company Plan or other employee program, policy, practice, agreement or arrangement, (b) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any Company Plan or a right to enforce any provision of this Agreement,  (c) limit in any way Purchaser’s ability to amend or terminate any particular Company Plan at any time or (d) obligate Purchaser to continue the employment of any employee for any length of time or preclude the ability of Purchaser or any of its Affiliates to terminate the employment of any employee.

5.4                               Tax Matters.

(a)                                 Filing of Tax Returns.  With respect to each Tax Return for the Companies covering a Pre-Closing Tax Period, the Seller shall (i) prepare or cause each Tax Return to be prepared in accordance with applicable Law and past practice and (ii) pay the Taxes due with respect to any Pre-Closing Tax Period reflected on such Tax Returns.  The Seller shall provide such Tax Returns to Purchaser to review and comment on such Tax Returns not less than thirty (30) days prior to filing and shall consider Purchaser’s comments and resolve any disputes in good faith.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods beginning and ending after the Closing Date.  Purchaser shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Companies for Straddle Periods.  Purchaser shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.  In the event Purchaser and the Seller do not agree on the substance of such Tax Return with respect to any matter that will adversely affect the Taxes due by Seller under such Tax Return, then the Seller and Purchaser shall negotiate in good faith to resolve such disputed items.  The Seller will remit to Purchaser not less than seven (7) days prior to the due date (or extended due date) of any Tax Return for a Straddle Period allocable any Pre-Closing Taxes In the event that the Seller and Purchaser fail to resolve any disputes with respect to any Tax Returns within twenty (20) days prior to the due date (subject to any extensions) to file such Tax Returns, the disputed items shall be resolved by a nationally recognized accounting firm selected by Purchaser and reasonably acceptable to Seller (the “Accounting Firm”) and any determination of such disputed items by the Accounting Firm shall be final and binding on the Parties hereto.  The costs, fees and expenses of the Accounting Firm shall be borne equally by Purchaser and the Seller.  Neither Party (nor any of their Affiliates) shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the determination of the Accounting Firm unless otherwise required by Law.

(b)                                 Cooperation on Tax Matters.  Purchaser, the Companies and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, at the expense of the requesting party, in connection with the filing of Tax Returns pursuant to this Section 5.4 and any audit, Action or Proceeding, with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Companies and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period (or portion of any period on or before the Closing Date) until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(c)                                  Tax Elections/Accounting.  Without the prior written consent of Purchaser, the Seller shall not, to the extent it may affect or relate to the Companies after the Closing, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action related to Taxes.

(d)                                 Certain Taxes.  Any and all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the related documents and the transactions contemplated hereby and thereby (“Transfer Taxes”) shall be paid by the Seller.  The Companies shall use commercially reasonable efforts to avail itself and the Companies of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

5.5                               Noncompetition and Nonsolicitation.  The Seller acknowledge that the Companies have over many years devoted substantial time, effort and resources to developing their trade secrets and other confidential and proprietary information, as well as the Companies’ relationships with customers, suppliers, independent contractors, employees and others doing business with the Companies; that such relationships, trade secrets and other information are vital to the successful conduct of the Companies’ businesses in the future; that because of the Seller’s access to the Companies’ confidential information and trade secrets, the Seller would be in a unique position to divert business from the Companies and to commit irreparable damage to the Companies were the Seller to be allowed to compete with the Companies or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against the Seller would not impose any undue burden upon the Seller; that the time, scope, geographic area and other provisions contained in this Section 5.5 are reasonable and necessary to protect the goodwill and business of the Companies; and that the ability to enforce the restrictive covenants against the Seller is a material inducement to the decision of Purchaser to consummate the transactions contemplated by this Agreement.  Accordingly, during the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Non-Compete Period”):

(a)                                 the Seller will not, anywhere in the Restricted Area, directly or indirectly, whether as a principal, agent, employee or otherwise, or alone or in association with any Person, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, control, participate in the ownership, management, operation, or control of, finance (whether as a lender, investor or otherwise), guaranty the obligations of, be employed by, associated with, or otherwise aid or assist in any manner any Person that is engaged in any business or activity that is competitive with any of the Companies, including, without limitation, the Business (a “Competing Activity”).  The Sellers will not be in violation of this Section 5.5 solely by reason of investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.

(b)                                 the Seller will not directly or indirectly (i) solicit the business of any Person who is a customer of any of the Companies for the purpose of providing any product or service that constitutes a Competing Activity, (ii) cause, induce or attempt to cause or induce any customer, supplier, independent contractor, licensee, licensor, or franchisee or other business relation of any of the Companies to cease or reduce the extent of its business relationship with such Company or to deal with any competitor of such Company or (iii) in any way interfere with the relationship between any Company and any of its customers, suppliers, licensees, licensors, franchisees or other business relations;

(c)                                  the Seller will not directly or indirectly for itself or any other Person attempt to employ, employ or enter into any contractual arrangement with any employee of any of the Companies (or any former employee of any Company unless such former employee has not been employed by such Company for a period in excess of twelve months) or otherwise recruit, hire, solicit, cause, induce or attempt to cause or induce any such employee to leave his or her employment with any Company or in any way interfere with the relationship between any Company and any of its employees; and

(d)                                 neither the Purchaser or the Companies, on the one hand, nor the Seller, on the other hand, will disparage the other or any of their respective directors, officers, managers, employees or agents.

The Seller acknowledges that it would be difficult to fully compensate Purchaser for damages resulting from any breach by them of the provisions of this Section 5.5.  Accordingly, in the event of any actual or threatened breach of such provisions, Purchaser shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, if Purchaser prevails, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond.  In the event that any action, suit or proceeding shall be brought against the Seller for the enforcement of this Section 5.5, the calculation of the Non-Compete Period shall not include the period of time commencing with the filing of the action, suit or proceeding to enforce this Section 5.5 through the date of the final judgment or final resolution (including all appeals, if any) of such action, suit or proceeding.

5.6                               Payment of Transaction Expenses.  At the Closing, Purchaser shall cause the Companies to pay the Transaction Expenses set forth in Section 4.25 of the Company Disclosure Schedule.

5.7                               Restriction on Transfer of Stock Consideration.  Except for the pledge of the Stock Consideration to The Bancorp Bank pursuant to the consent letter between such bank and Seller dated of even date herewith, the Seller covenants and agrees that he shall not sell, pledge, hypothecate, distribute or otherwise transfer the Stock Consideration (including any sale pursuant to Rule 144 promulgated under the Securities Act of 1933) for a period of one year following the Closing Date.

5.8                               Foregiveness of Loan Receivable.  Subject to the consent of The Bancorp Bank thereto, following the Closing Date, the net loan receivable due from the Seller to the Companies as of the Closing Date shall be forgiven, released and discharged by the Companies.

ARTICLE 6
INDEMNIFICATIONS; SURVIVAL

6.1                               Indemnification by the Seller.  Subject to the terms and conditions of this Article 6, following the Closing, the Seller (without any right of contribution from the Company) shall indemnify, defend and hold harmless Purchaser, its Affiliates, the Companies and their respective successors, assigns, officers, directors, employees, representatives and Agents (collectively, the “Purchaser Indemnified Persons”), from and against, and shall promptly pay or reimburse each Purchaser Indemnified Person for, any and all Losses suffered or incurred by any such Purchaser Indemnified Person (including any Losses suffered or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement), arising or resulting from or based upon (a) any breach of any representation or warranty contained in Article 4 hereof or any other representation or warranty made by the Seller or the Companies in this Agreement or any other Transaction Document, (b) the breach of any covenant of the Seller or the Companies contained in Article 5 hereof or any other covenant of the Seller or the Companies in this Agreement or any other Transaction Document, (c) any and all Transaction Expenses to the extent not set forth on Section 4.25 of the Company Disclosure Schedule, (d) any and all Indebtedness as of the date of this Agreement to the extent not set forth on Section 4.26 of the Company Disclosure Schedule, (e) Pre-Closing Taxes of the Companies, (f) the amount (if any) by which the Taconet Payments exceeds the Escrow Amount, and (g) any Taxes imposed on the Companies, including successors thereof, or any direct or indirect owner of the Companies or successor, arising as a result of or in connection with the Transactions.

6.2                               Indemnification by Purchaser.  Subject to the terms and conditions of this Article 6, Purchaser and the Companies shall indemnify the Seller and his respective successors, assigns (the “Seller Indemnified Persons”) from and against, and shall promptly pay or reimburse each Seller Indemnified Person for, any and all Losses suffered or incurred by any such Seller Indemnified Person (including any Losses suffered or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement), arising or resulting from or based upon (a) any breach of any representation or warranty contained in Article 3 hereof or any other representation or warranty made by Purchaser in this Agreement or any other Transaction Document, (b) the breach of any covenant of Purchaser contained in Article 5 hereof or any other covenant of Purchaser in this Agreement or any other Transaction Document, (c) except for Taxes described in Section 6.1, any Taxes of the Companies for any Tax Period beginning after the Closing Date and the portion of the Straddle Period not including the Interim Period, and (d) any and all Indebtedness to the extent set forth on Section 4.26 of the Company Disclosure Schedule, including with respect to any surety, guarantee or pledge given by Seller and set forth on Section 6.2(d) of the Company Disclosure Schedule relating to any such Indebtedness due to Bancorp Bank.

6.3                               Other Indemnification Terms.  Subject to the terms and conditions of this Article 6:

(a)                                 The indemnification provisions contained in this Article 6 are intended to provide the sole and exclusive monetary remedy following the Closing as to all Losses a Party may incur as a result of a breach of a representation, warranty, covenant or agreement contained in the Transaction Documents; provided however, that nothing herein shall prevent any Party from bringing a common law action for fraud, intentional misrepresentation or willful misconduct against any Person whose own fraud, intentional misrepresentation or willful misconduct has caused a Party to incur Losses or limit the Losses recoverable by such Party in such common law action.

(b)                                 Notwithstanding anything to the contrary contained herein, the representations and warranties of any of the Companies and the Seller contained herein shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, Purchaser or its Affiliates or Agents concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

(c)                                  Any payment made under this Article 6 shall be deemed an adjustment to the Purchase Price.

(d)                                 Notwithstanding anything to the contrary contained herein, the aggregate amount required to be paid by the Seller pursuant to Section 6.1(a) shall not exceed in the aggregate fifty percent (50%) of the sum of (i) the Cash Purchase Price plus (ii) the value of the Stock Consideration (the “Cap Amount”); provided, however, the Cap Amount shall not apply to Losses incurred in connection with a breach of any Fundamental Representation.

(e)                                  Notwithstanding anything to the contrary contained herein, the aggregate amount required to be paid by the Seller pursuant to the provisions of this Article 6 shall not exceed the Purchase Price, provided, however, the limitations set forth in this Section 6.3(e) shall not apply to Losses incurred in connection with fraud or intentional misrepresentation.

(f)                                   Notwithstanding anything to the contrary contained herein, Seller shall not be liable hereunder to the Purchaser Indemnified Persons for indemnification pursuant to Section 6.1(a), until the aggregate amount of all Losses in respect of indemnification pursuant to Section 6.1(a) exceeds $100,000 (the “Basket Amount”), in which event Seller shall be required to pay or be liable for all Losses from the first dollar; provided, however, the Basket Amount shall not apply to Losses incurred in connection with a breach of any Fundamental Representation.

6.4                               Termination of Indemnification.  The obligations to indemnify and hold harmless an Indemnified Person for any breach of representation, warranty or covenant contained in this Agreement pursuant to Sections 6.1 and 6.2 shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 6.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which any Indemnified Person shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim, the amount of Loss, if known, and a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises) (a “Claim Notice”) to the Indemnifying Person.

6.5                               Procedures Relating to Indemnification.

(a)                                 If any Indemnified Person receives written notice of the commencement of any Action or Proceeding or the assertion of any claim or demand made by any third Person against such Indemnified Person (a “Third-Party Claim”) and such Indemnified Person intends to seek indemnity pursuant to this Article 6, then such Indemnified Person shall provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within twenty (20) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure.

(b)                                 If any Third-Party Claim involves a claim by a third party against an Indemnified Person, the Indemnifying Person may, within ten (10) calendar days after receipt of notice of such Third-Party Claim and upon notice to the Indemnified Person, assume, with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person, at the sole cost and expense of the Indemnifying Person, the settlement or defense thereof; provided, however, that the Indemnifying Person may not assume such settlement or defense (i) unless the Indemnifying Person acknowledges its obligation to indemnify the Indemnified Person for any Losses resulting from such Third-Party Claim, (ii) if the outcome of any judgment or settlement in the matter could materially adversely affect the business of the Purchaser Indemnified Persons, or the Companies, (iii) if the Third-Party Claim was brought by a Government Entity or involves a “qui tam” claim, or (iv) if the Third-Party Claim involves claims for specific performance or other equitable relief as its primary source of relief, and provided, further, that the Indemnified Person may participate at the cost and expense of the Indemnified Person in such settlement or defense through counsel chosen by it.  Notwithstanding the foregoing, if the Third-Party Claim with respect to a breach of the representations and warranties contained in Section 4.9 or the covenants contained in Section 5.4 relates to any Tax period ending after the Closing Date, then no Indemnifying Person other than Purchaser shall be entitled to assume and control the defense of such Third-Party Claim; provided, however, that if the Indemnifying Person is precluded by this sentence from assuming and controlling the defense of a Third-Party Claim, the Indemnifying Person may participate in the defense and settlements of such claim through counsel chosen by it at its sole cost and expense.  Notwithstanding the foregoing, (i) the Indemnified Person may, at the sole cost and expense of the Indemnified Person, at any time prior to the Indemnified Person’s delivery of the Third-Party Claim pursuant to Section 6.5(a), file any motion, answer or other pleadings or take any other action that the Indemnified Person reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Person may take over the control of the defense or settlement of a Third-Party Claim at any time if it irrevocably waives its right to indemnity under this Article 6 with respect to such claim and (iii) unless and until the Indemnifying Person acknowledges its obligation to indemnify the Indemnified

Person for all Losses resulting from such Third-Party Claim, the Indemnifying Person may not, without the consent of the Indemnified Person, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim, such consent not to be unreasonably withheld, conditioned, or delayed.  So long as the Indemnifying Person is contesting any such claim in good faith, the Indemnified Person shall not pay or settle any such claim without the Indemnifying Person’s consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c)                                  If the Indemnifying Person validly elects to assume and control the defense of a Third-Party Claim, then: (i) the Indemnifying Person will not be liable for any settlement of such Third-Party Claim effected without its consent, which consent will not unreasonably be withheld, conditioned, or delayed, (ii) the Indemnifying Person may settle such Third-Party Claim without the consent of the Indemnified Person if (A) all monetary damages payable in respect of the Third-Party Claim are paid by the Indemnifying Person, (B) the Indemnified Person receives a full, complete, and unconditional release in respect of the Third-Party Claim without any admission or finding of obligation, Liability, fault, or guilt (criminal or otherwise) with respect to the Third-Party Claim, and (C) no injunctive, extraordinary, equitable, or other relief of any kind is imposed on the Indemnified Person or any of its Affiliates, (iii) the Indemnifying Person may otherwise settle such Third-Party Claim only with the consent of the Indemnified Person, which consent will not unreasonably be withheld, conditioned, or delayed, and (iv) the Indemnified Person may employ separate counsel and participate in the defense thereof, but the Indemnified Person will be responsible for the fees and expenses of such counsel, provided, however that if the Indemnified Party reasonably concludes that the Indemnified Party has conflicting interests or different defenses available to it than the Indemnifying Party with respect to such Third-Party Claim, then the Indemnified Party may employ separate counsel and participate in the defense thereof and the fees and expenses of such counsel shall be the obligation of the Indemnifying Party.

(d)                                 If the Indemnifying Person does not validly elect to assume and control the defense of a Third-Party Claim or is otherwise precluded from assuming and controlling the defense hereunder, then the Indemnified Person shall assume the exclusive right to defend, compromise, or settle such Third-Party Claim.  Any defense costs required to be paid by the Indemnifying Person to the Indemnified Person shall be paid as incurred, promptly against delivery of invoices therefor.

(e)                                  Each Indemnified Person shall use commercially reasonable efforts, and shall cause its Affiliates and Agents to use commercially reasonable efforts, to provide the Indemnifying Person with such assistance (without charge) as may reasonably be requested by the Indemnifying Person in connection with any indemnification or defense provided for in this Agreement, including, without limitation, providing the Indemnifying Person with such information, documents, records, and reasonable access to the services of and consultations with such personnel of the Indemnified Person or its Affiliates as the Indemnifying Person deems necessary (provided that such access must not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

6.6                               Survival of Representations and Warranties.  All representations, warranties and covenants contained in, or arising out of, this Agreement shall survive the Closing and remain in full force and effect for a period through the date that is the eighteen (18) month anniversary of the Closing Date.  Notwithstanding the foregoing, the Fundamental Representations shall survive indefinitely other than the representation set forth in Sections 4.9, 4.10, 4.15 and 4.20 which shall last until the date that is 60 days following the statute of limitations for such representation.  Each other covenant or agreement contained in this Agreement or any other Transaction Document shall survive until the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 6.

6.7                               Right of Set-off.  In the event the Seller fails to pay any Losses owing by the Seller to any Purchaser Indemnified Persons, the Purchaser Indemnified Persons shall be permitted (at their sole and exclusive option) to set-off any Losses owing by the Seller to the Purchaser Indemnified Persons against the Stock Consideration.  The Stock Consideration to be paid in connection with any such Losses shall be valued using the average closing price of the common stock of Parent for the 30-day period ending on the trading day immediately prior to the setoff date.

ARTICLE 7
MISCELLANEOUS

7.1                               Expenses.  Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby (including legal, accounting and other professional fees), provided, however, the Transaction Expenses incurred by the Seller or the Companies as set forth on Section 4.25 of the Company Disclosure Schedule shall be deemed to be paid by the Companies post-Closing and shall not be deducted from the Purchase Price.

7.2                               Governing Law.  This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts of Law principles that would require the application of any other Law.

7.3                               Jurisdiction; Service of Process.  Any Action or Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the federal and state courts located in the State of Delaware and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such Action or Proceeding, waives any objection he or she may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any Action or Proceeding arising out of or relating to this Agreement or any Transaction in any other court.  The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Action or Proceeding referred to in the first sentence of this Section 7.3 may be served on any Party anywhere in the world.

7.4                               Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.5                               Attorneys’ Fees.  If any Action or Proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action or Proceeding, in addition to any other relief to which it may be entitled.

7.6                               Waiver; Remedies Cumulative.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

7.7                               Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand or by a nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

if to Purchaser to:	CardioNet, LLC 1000 Cedar Hollow Rd. Suite 102 Malvern, PA 19355 Attention: Peter Ferola Fax: (610) 828-3729

with a copy (which shall not constitute notice) to:	Greenberg Traurig, PA 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, FL 33301 Attention: Matthew Miller Fax: (954) 765-1477

if to the Sellers to:	Frank Movizzo 2167 Starfish Lane Sanibel, FL 33957 Fax: [ ]

with a copy (which shall not constitute notice) to:	Lurio and Associates, P.C. One Commerce Square, Suite 3120 2005 Market Street Philadelphia, PA 19103 Attention: Douglas M. Lurio Esq. Fax: (215) 665-8582

Any Party may change its contact information for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 7.7.

7.8                               Assignment.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto.  Notwithstanding the foregoing, (a) Purchaser and, on and after the Closing Date, the Companies, may assign any or all their respective rights and obligations hereunder to the financing sources (if any) for the transactions contemplated hereby without the prior written consent of the other Parties hereto, and (b) Purchaser may assign its rights, but not its obligations, under this Agreement to an Affiliate of Purchaser without the prior consent of the other Parties hereto.

7.9                               No Third-Party Beneficiaries.  Except for contemplated third party beneficiaries as expressly provided otherwise in this Agreement, this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.

7.10                        Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by Purchaser and the Seller.

7.11                        Construction.  In construing this Agreement, including the Exhibits and Schedules and hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa; and (j) the phrase “local time” shall refer to Eastern Standard Time.

7.12                        Entire Agreement.  This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

7.13                        Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

7.14                        Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Seller or the Companies, on the one hand, or Purchaser on the other hand, in accordance with the terms hereof or were otherwise breached by the Seller or the Company, on the one hand, or Purchaser on the other hand.  The Parties further agree that Purchaser or the Seller, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to seek specific performance of the terms hereof (including that the Parties consummate the Closing), in addition to any other remedy at law or equity.

7.15                        Release.  The Seller, on behalf of himself, and all of his successors and assigns (collectively the “Seller Releasors”), does hereby release and forever discharge the Companies and Purchaser and each of their respective officers, directors, direct and indirect shareholders, members and other equity holders, agents, attorneys, employees, direct and indirect subsidiaries, successors and assigns (collectively, the “Company and Purchaser Released Parties”), as applicable, of and from any and all claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at law and in equity (collectively, “Claims”), relating to any matter, claim or right, whether presently known or unknown, which any of the Seller Releasors now has, ever had or may have against the Companies and Purchaser Released Parties arising from or relating to any facts or events occurring prior to the date hereof, other than Claims arising under, in connection with or related to this Agreement or any document executed in connection with this Agreement, or claims for fraud.  Notwithstanding anything to the contrary contained herein, the foregoing release Seller Releasors are not releasing any right Seller may have to indemnification or advancement under the by-laws or certificate of incorporation of any of the Companies, or under applicable law, and any such by-law or certificate of incorporation provision shall not be amended, modified or repealed in any manner adverse to Seller following the Closing Date hereof without the prior written consent of Seller.

7.16                        Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:

CARDIONET, LLC

By:	/s/ Joseph H. Capper
	Name:	Joseph H. Capper
	Title:	President

COMPANIES:

MEDNET HEALTHCARE TECHNOLOGIES, INC.

By:	/s/ Frank Movizzo
	Name:	Frank Movizzo
	Title:	CEO

HEARTCARE CORPORATION OF AMERICA, INC.

By:	/s/ Frank Movizzo
	Name:	Frank Movizzo
	Title:	CEO

UNIVERSAL MEDICAL, INC.

By:	/s/ Frank Movizzo
	Name:	Frank Movizzo
	Title:	CEO

UNIVERSAL MEDICAL LABORATORY, INC.

By:	/s/ Frank Movizzo
	Name:	Frank Movizzo
	Title:	CEO

SELLER:

/s/ Frank Movizzo
Frank Movizzo

[Signature Page to Stock Purchase Agreement]